EXHIBIT 21.1


                                  SUBSIDIARIES

NATIONAL COAL CORP. SUBSIDIARIES:

1)       National Coal Corporation, a Tennessee Corporation

2)       NC Transportation, Inc., a Tennessee Corporation

3)       National Coal of Alabama, Inc., an Alabama corporation

4)       NCC Corp., an Alabama corporation

5)       NC Railroad, Inc., a Tennessee corporation